Exhibit 99.1


        Metromedia International Group, Inc. Announces Developments With
                      Its Telecom Georgia Business Venture


     CHARLOTTE, N.C.--(BUSINESS WIRE)--July 11, 2006--Metromedia International Group, Inc. (the "Company") (currently traded as: (PINK SHEETS: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock), the owner of interests in communications businesses in the country of Georgia, announced today that the Company has formed a subsidiary to compete in Georgia's fixed line telephony and data communication markets ("New Fixed Line Business"). The move aims to complement and reinforce the market-leader position of Magticom, the Company's majority-owned Georgian mobile telephony operator. The Company contributed its 81% ownership interest in Telecom Georgia and cash to the New Fixed Line Business so that its could acquire Telenet, a Georgian company providing internet access, data communication, voice telephony and international access services. Telenet's former owners each obtained a minority interest in the New Fixed Line Business as partial consideration for the Telenet acquisition. The Company also sold a minority interest in the holding company that owns the Company's interest in the New Fixed Line Business to its Georgian partner in Magticom for cash. The Company and its partners in this New Fixed Line Business are now evaluating further acquisitions in Georgia to rapidly expand the subsidiary's competitive presence. The Company has sole operational control of the New Fixed Line Business and retains the largest economic interest in each of Telecom Georgia and Telenet (approximately 21% and 26%, respectively). The Company's net outlay of corporate cash in forming the New Fixed Line Business and the transactions described above was approximately $450,000.
     Telecom Georgia provides international long distance calling services in Georgia and operates an extensive transit network interconnecting all of Georgia's principal telecommunications carriers. Telenet provides high-speed data communication and internet access services on both a wired and wireless basis, primarily to commercial and institutional customers in Georgia. It also operates international voice and data transit links between Georgia and Russia. Immediately prior to the Company's acquisition of Telenet, Telenet acquired, from one of its affiliates, Georgia's only license to provide CDMA 450 MHz wireless voice and data services and a CDMA 450 network deployed in Georgia's capital city, Tbilisi. The target markets of Telecom Georgia and Telenet are office and residential consumers of fixed location telephony and data communication services; and both companies have well-established Georgian brands in these markets.
     Commenting on these developments, Mark Hauf, the Company's Chairman and Chief Executive Officer, said: "Our recent goal has been to extend the range of communication services offered by our Georgian companies to include conventional office and residential local exchange telephony service and to address the rapidly growing internet and data communications markets in Georgia. This strategy aims to complement and strengthen the market leadership position already held by our Magticom business in Georgia's mobile telephony market. In combination, Telenet and Telecom Georgia provide an excellent entry vehicle for competing in Georgia's fixed location communications market on both a wired and wireless basis. Our new partners, the former owners of Telenet, bring considerable local operating experience and financing capacity with respect to further developments in Georgia; and the involvement of our Magticom partner in these developments assures smooth coordination between future mobile and fixed location service offerings."

     About Metromedia International Group

     Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses include Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long distance telephony operator, and Telenet, a Georgian company providing internet access, data communications, voice telephony and international access services.

     This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the future performance of Telecom Georgia, Telenet and Magticom. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004, December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19, 2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12,
2005, July 18, 2005, July 25, 2005, July 28, 2005, August 3, 2005, August 10,
2005, September 8, 2005, September 19, 2005, January 31, 2006, March 8, 2006,
March 15, 2006, March 17, 2006, May 11, 2006, May 18, 2006 and June 26,2006).
The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.


     CONTACT: Metromedia International Group, Inc., Charlotte
              Ernie Pyle, 704-321-7380
              investorrelations@mmgroup.com